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         EXHIBIT 1 TO FORM 8-K FILED BY E-PAWN.COM, INC. AUGUST 2, 2000
             IN THE CIRCUIT COURT OF THE FIFTEENTH JUDICIAL CIRCUIT
                 IN AND FOR PALM BEACH COUNTY, STATE OF FLORIDA
                                 CIVIL DIVISION

                                E-PAWN.COM, INC.,

                         Plaintiff, CASE NO.: CL 007436AN
                                DIVISION : CIVIL
                                       vs.

                         CELEXX CORPORATION and DOUGLAS
                                    H. FORDE,

                                   Defendants.
                         ------------------------------/

                                    COMPLAINT

         COMES NOW the Plaintiff, E-PAWN.COM, INC., by and through its undersigned attorney, and sues the Defendants, CELEXX CORPORATION and DOUGLAS

H. FORDE, and states as follows:

         1. This is an action for damages which exceeds $15,000.00 exclusive of costs, interest, and attorney fees.

         2. At all times material herein, the Plaintiff, E-PAWN, was a Nevada corporation authorized to do business in Florida, with its principal office in

Coral Springs, Florida, and was a shareholder of 1 million shares of CELEXX common stock.

         3. At all times material herein, the Defendant, CELEXX CORPORATION,

was a Nevada corporation authorized to do business in Florida, with its principal office in Boca Raton, Florida.

         4. At all times material herein, the Defendant, DOUGLAS H. FORDE, was the Chairman of the Board and Director of both E-PAWN.COM, INC. and CELEXX








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CORPORATION and CEO of CELEXX CORPORATION , and a resident of Coral Springs,

Florida, and subsequently resigned from E-PAWN on or before July 28, 2000.

                                     COUNT I
                    SPECIFIC PERFORMANCE / BREACH OF CONTRACT

         5. Plaintiff incorporates by reference the allegations contained in paragraphs 1 through 4 above.

         6. On or about March 10, 2000 the Plaintiff and CELEXX entered into a contract in Coral Springs, Florida, which is attached hereto as Exhibit "A."

The contract was subsequently amended on April 3, 2000 as evidenced by Exhibit

"B" attached hereto.

         7. The Plaintiff stands ready to transfer the 10,000,000 shares of

E-PAWN stock to the Defendant, CELEXX.

         8. The Defendant, CELEXX breached the contract by failing or refusing to deliver the 12,000,000 shares of CELEXX for the 10,000,000 shares of E-PAWN stock.

         9. The Defendant, CELEXX breached the contract by failing or refusing to appoint or elect the current president of E-PAWN to the board of directors of CELEXX as required by the contract.

         10. As a result of the actions of DOUGLAS H. FORDE, the Plaintiff has been damaged.

         11. The Plaintiff has complied with all conditions precedent before maintaining this action.

         WHEREFORE, the Plaintiff, E-PAWN, demands judgment in its favor and against the Defendant, CELEXX, for specific performance of the contract, or in the alternative, damages for its breach, together with costs, interest and attorney fees pursuant to ss.57. 105,











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Florida Statutes, and other relief as the court may deem just in the premises,

and demands trial by jury.

                                    COUNT II
                                      FRAUD

         12. Plaintiff incorporates by reference the allegations contained in paragraphs 1 through 4 and 6 above.

         13. On or before July 7, 2000, the Defendant, DOUGLAS H. FORDE,

represented to E-PAWN that he needed a proxy from E-PAWN to vote for an increase in the authorized shares of CELEXX from 20 million to 100 million in order to have enough authorized shares to complete the subject contract.

         14. Subsequent to receiving the proxy from E-PAWN, DOUGLAS H. FORDE had enough shares to effectuate the increase in the authorized shares of

CELEXX, however, he failed to issue and exchange same as required by the agreement.

         15. E-PAWN would not have given the proxy to DOUGLAS H. FORDE had it not been for his misrepresentations.

         16. E-PAWN relied to its detriment on the misrepresentations of

DOUGLAS H. FORDE.

         17. As a result of the actions of DOUGLAS H. FORDE, the Plaintiff has been damaged.

         18. As a result of the actions of DOUGLAS H. FORDE, the Defendant,

CELEXX has obtained an advantage and has been unjustly enriched.

         WHEREFORE, the Plaintiff, E-PAWN, demands the following:

         a. A judgment in its favor and against the Defendant, DOUGLAS H. FORD,

         for damages, together with costs, interest and attorney fees pursuant to ss.57. 105,


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         Florida Statutes, and b. An injunction against CELEXX issuing the additional 80 million newly authorized shares, or in the alternative,

         a recission of E-PAWN's proxy increasing CELEXX's authorized shares,

         and c. Other relief as the court may deem just in the premises, and demands trial by jury..


                                    COUNT III
                            BREACH OF FIDUCIARY DUTY

         19. Plaintiff incorporates by reference the allegations contained in paragraphs 1 through 4 and 6 above.

         20.  DOUGLAS H. FORDE, as the Chairman of the Board and Director of

E-PAWN, had a fiduciary duty to E-PAWN to act in the best interests of E-PAWN.

         21. DOUGLAS H. FORDE breached his fiduciary duty to E-PAWN by failing to have CELEXX effectuate the subject transaction with E-PAWN.

         22. DOUGLAS H. FORDE, as the Chairman of the Board, Director, and CEO

of CELEXX had a fiduciary duty to E-PAWN to honestly represent shareholder votes and act in the best interests of shareholders of CELEXX.

         23. DOUGLAS H. FORDE breached his fiduciary duty to E-PAWN by misrepresenting to E-PAWN the need for a proxy vote at CELEXX.

         24. As a result of the actions of DOUGLAS H. FORDE, the Plaintiff has been damaged.

         25. The Plaintiff has complied with all conditions precedent before maintaining this action.











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         WHEREFORE, the Plaintiff, E-PAWN, demands judgment in its favor and against the Defendant, DOUGLAS H. FORD, for damages, together with costs,

interest and attorney fees pursuant to ss.57. 105, Florida Statutes, and other relief as the court may deem just in the premises, and demands trial by jury.






                                                 ---------------------------
                                                 THOMAS JOHN DANDAR, ESQ.
                                                 DANDAR & DANDAR, P.A.
                                                 Post Office Box 24597
                                                 Tampa, Florida 33623-24597
                                                 813-289-3858/FAX 287-0895
                                                 Florida Bar No. 434825
                                                 ATTORNEY FOR PLAINTIFF

























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